Exhibit 99.1

MIRA Pharmaceuticals, Inc. Announces Pricing of $8.9 Million Initial

Public Offering and Nasdaq Listing

Baltimore, MD– August 2, 2023 – MIRA Pharmaceuticals, Inc. (NASDAQ: MIRA) (“MIRA” or the “Company”), a pre-clinical-stage pharmaceutical company focused on the development and commercialization of a new synthetic THC analog, today announced the pricing of its initial public offering of 1,275,000 shares of common stock at an initial public offering price of $7.00 per share for aggregate gross proceeds of $8.9 million, prior to deducting underwriting discounts, commissions and other offering expenses.

The Company has granted the underwriter a 45-day option to purchase up to 191,250 additional shares of common stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The offering is expected to close on August 7, 2023, subject to customary closing conditions.

In connection with the offering, the Company has received approval to have the shares of its common stock listed on the Nasdaq Capital Market, with the shares expected to begin trading on August 3, 2023 under the symbol “MIRA”.

The Company expects to use the net proceeds from the offering to advance its clinical development programs and for working capital and general corporate purposes.

Kingswood Investments, division of Kingswood Capital Partners, LLC is acting as sole bookrunner for the offering.

A registration statement on Form S-1 (File No. 333-273024) relating to the securities was filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on August 2, 2023. This offering is being made only by means of a prospectus. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Kingswood Investments, 1111 Brickell Avenue, Suite 1820, Miami, Florida 33131, or by email at Syndicate@KingswoodUS.com.

About MIRA Pharmaceuticals, Inc.

MIRA Pharmaceuticals, Inc. (Nasdaq: MIRA) is a pre-clinical-stage pharmaceutical development company developing a new unscheduled synthetic THC analog. This novel compound is currently under investigation for treating adult patients suffering from anxiety and cognitive decline, often associated with early-stage dementia. MIRA1a, if approved by the FDA, could mark a significant advancement in addressing various neuropsychiatric, inflammatory, and neurologic diseases and disorders. Based on pre-clinical and animal studies conducted by the Company, the Company believes that MIRA1a may enhance the therapeutic potential for treating anxiety, cognitive decline, and chronic pain without the side effects of plant-based THC. Furthermore, the Company’s studies indicate that MIRA1a may counteract the adverse cognitive effects often seen with THC, thereby potentially unmasking previously unseen positive therapeutic effects, such as cognitive performance enhancement.

The U.S. Drug Enforcement Administration (DEA)’s scientific review of MIRA1a concluded that MIRA1a would not be considered a controlled substance or listed chemical under the Controlled Substances Act (CSA) and its governing regulations or require scheduling during development.

Additional information about the Company is available at: www.mirapharmaceuticals.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These forward-looking statements include, without limitation, references to the Company’s expectations regarding the closing of the public offering and its anticipated use of net proceeds from the offering. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering, or factors that result in changes to the Company’s anticipated use of proceeds. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s Registration Statement on Form S-1, as amended, related to the public offering (SEC File No. File No. 333-273074). Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company

info@mirapharma.com

Investor Relations

Michael Kim

Managing Director

MZ North America

+1 737-289-0835

MIRA@mzgroup.us